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                                                                 EXHIBIT e(1)(c)


                                 AMENDMENT NO. 2
                        TO MASTER DISTRIBUTION AGREEMENT
                                     BETWEEN
                                AIM ADVISOR FUNDS
                       (CLASS A SHARES AND CLASS C SHARES)
                                       AND
                            A I M DISTRIBUTORS, INC.

         The Master Distribution Agreement (the Agreement"), dated September 11, 2000, by and between AIM Advisor Funds, a Delaware business trust, and A I M Distributors, Inc., a Delaware corporation, is hereby amended as follows:

         1.  The following paragraph is added at the end of Section FOURTH: (A):

             "The public offering price of the Class R shares shall be the net asset value per share of the applicable Class R shares. Net asset value per share shall be determined in accordance with the provisions of the then current prospectus and statement of additional information of the applicable Fund. The Distributor may establish a schedule of contingent deferred sales charges to be imposed at the time of redemption of the Shares, and such schedule shall be disclosed in the current prospectus of each Fund. Such schedule of contingent deferred sales charges may reflect variations in or waivers of such charges on redemptions of Class R shares, either generally to the public or to any specified class of shareholders and/or in connection with any specified class of transactions, in accordance with applicable rules and regulations and exemptive relief granted by the Securities and Exchange Commission, and as set forth in the Fund's current prospectus(es). The Distributor and the Trust shall apply any then applicable scheduled variation in or waiver of contingent deferred sales charges uniformly to all shareholders and/or all transactions belonging to a specified class."

         2. Appendix A to the Agreement is hereby deleted in its entirety and replaced with the following:

                                   "APPENDIX A
                        TO MASTER DISTRIBUTION AGREEMENT
                                       OF
                                AIM ADVISOR FUNDS


         CLASS A SHARES
         -----------------------------
         AIM International Value Fund
         AIM Real Estate Fund

         CLASS C SHARES
         -----------------------------
         AIM International Value Fund
         AIM Real Estate Fund

         CLASS R SHARES
         -----------------------------
         AIM International Value Fund"



                                       1
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         All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Dated:       June 3          , 2002
        ---------------------
                                             AIM ADVISOR FUNDS


Attest:       /s/ P. Michelle Grace          By:    /s/ Robert H. Graham
         ------------------------------         ------------------------------
         Assistant Secretary                        President


                                             AIM DISTRIBUTORS, INC.


Attest:      /s/ P. Michelle Grace           By:   /s/ Michael J. Cemo
         ------------------------------         ------------------------------
         Assistant Secretary                        President